                                                                      Exhibit 12

                       WESTCOAST HOSPITALITY CORPORATION
          RATIO OF CONSOLIDATED EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                  (unaudited)



                                                    NINE MONTHS ENDED                       YEAR ENDED
                                                       SEPTEMBER 30,                        DECEMBER 31,
                                                    -----------------    --------------------------------------------
                                                      2003      2002      2002       2001      2000     1999     1998
                                                      ----      ----      ----       ----      ----     ----     ----
Consolidated pre-tax income from continuing
operations before adjustment for
minority interests in consolidated
subsidiaries and income or loss from equity
investees                                             4,462    14,545    12,356     12,178    9,143   12,029    12,073
                                                     ------    ------    ------     ------   ------   ------    ------

Add (subtract):
 Fixed charges                                       12,889    13,188    17,428     13,501   16,269   10,539     8,910
 Amortization of capitalized interest                    10        10        13         13       13        6        --
 Distributed income of equity investees                  70       165       192         70      580       --        --
 Capitalized interest                                    --       (66)      (84)      (253)    (468)    (550)     (363)
 Preferred stock dividends (2)                       (2,736)   (2,980)   (3,965)        --       --       --        --
                                                     ------    ------    ------     ------   ------   ------    ------

Adjusted pre-tax income from continuing
operations before adjustment for
minority interests in consolidated subsidiaries
and income or loss from equity
investees                                            14,695    24,862    25,940     25,509   25,537   22,024    20,620

Fixed charges and preferred stock dividends
 Interest expense                                     8,241     8,135    10,717     12,092   14,660    9,384     8,127
 Interest capitalized                                    --        66        84        253      468      550       363
 Amortized debt issue costs                             349       471       614        568      555      345       185
 Estimated interest component of rental expense (1)   1,563     1,536     2,048        588      586      260       235
 Preferred stock dividends (2)                        2,736     2,980     3,965         --       --       --        --
                                                     ------    ------    ------     ------   ------   ------    ------
Total fixed charges and preferred stock dividends    12,889    13,188    17,428     13,501   16,269   10,539     8,910
                                                     ------    ------    ------     ------   ------   ------    ------
Ratio of consolidated earnings to combined
fixed charges and preferred stock dividends            1.14      1.89      1.49       1.89     1.57     2.09      2.31
                                                     ======    ======    ======     ======   ======   ======    ======


(1) The interest component of rental expense was estimated at one-fourth of rental expense.

(2) For the purpose of calculating the ratio of earnings to fixed charges and preferred stock dividends, earnings are defined as consolidated income from continuing operations before income taxes, cumulative effect of change in accounting principles, minority interest, equity investments, capitalized interest and preferred stock dividends, plus the amortization of capitalized interest, distributed income of equity investees and fixed charges. Fixed charges are the sum of interest of all indebtedness, capitalized interest, estimated interest within rental expense and amortization of debt issuance costs. Preferred stock dividends represent the preferred dividend requirements multiplied by the ratio that pre-tax income bears to net income.

             RATIO OF ADJUSTED EBITDA TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                  (unaudited)


                                                      NINE MONTHS ENDED                      YEAR ENDED
                                                         SEPTEMBER 30,                       DECEMBER 31,
                                                      -----------------   -----------------------------------------------
                                                       2003      2002      2002      2001      2000      1999      1998
                                                      -------   -------   -------   -------   -------   -------   -------

Adjusted EBITDA (1)                                   $23,232   $27,195   $30,032   $30,121   $33,754   $28,834   $26,425
 Estimated interest component of rental expense (3)     1,563     1,536     2,048       588       586       260       235
                                                      -------   -------   -------   -------   -------   -------   -------
                                                       24,795    28,731    32,080    30,709    34,340    29,094    26,660
                                                      -------   -------   -------   -------   -------   -------   -------
Fixed charges and preferred stock dividends (2)
 Interest expense                                       8,241     8,135    10,717    12,092    14,660     9,384     8,127
 Interest capitalized                                      --        66        84       253       468       550       363
 Amortized debt issue costs                               349       471       614       568       555       345       185
 Estimated interest component of rental expense (3)     1,563     1,536     2,048       588       586       260       235
 Preferred stock dividends                              2,736     2,980     3,965        --        --        --        --
                                                      -------   -------   -------   -------   -------   -------   -------
Total fixed charges and preferred stock dividends      12,889    13,188    17,428    13,501    16,269    10,539     8,910
                                                      -------   -------   -------   -------   -------   -------   -------
Ratio of adjusted EBITDA to combined fixed charges
and preferred stock dividends                            1.92      2.18      1.84      2.27      2.11      2.76      2.99
                                                      =======   =======   =======   =======   =======   =======   =======


(1) Refer to the definition and use of adjusted EBITDA in this registration statement.


(2) Fixed charges are the sum of interest of all indebtedness, capitalized interest, estimated interest within rental expense and amortization of debt issuance costs. Preferred stock dividends represent the preferred dividend requirements multiplied by the ratio that pre-tax income bears to net income.

(3) The interest component of rental expense was estimated at one-fourth of rental expense